Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES PROPOSED PUBLIC OFFERING

OF COMMON STOCK

TAMPA, Fla. (June 30, 2014) — TECO Energy, Inc. (NYSE: TE) today announced that it plans to offer 15.5 million shares of its common stock pursuant to an effective shelf registration statement through underwriters led by Morgan Stanley, Citigroup and JP Morgan as joint bookrunning managers.

TECO Energy will also grant the underwriters a 30-day option to purchase up to 2,325,000 additional shares of common stock.

The proceeds from the sale of these shares are expected to be used to fund, in part, TECO Energy’s acquisition of New Mexico Gas Company, and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction. The offering is being made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. A copy of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained from the offices of Morgan Stanley, Prospectus Department, 180 Varick Street 2nd Floor, New York, New York 10014, Citigroup Global Markets, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717. An electronic copy of the final prospectus supplement and accompanying prospectus will be available from the Securities and Exchange Commission’s web site at www.sec.gov.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Co., is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Tampa Electric serves almost 700,000 customers in West Central Florida, and Peoples Gas serves almost 350,000 customers in most of Florida’s major metropolitan areas and beyond. Other TECO Energy’s subsidiaries include, TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

NOTE: This press release contains forward-looking statements about the anticipated completion of the proposed public offering and the Company’s intentions to use the net proceeds from the offering, including the proposed acquisition of New Mexico Gas Company, which are all subject to the inherent uncertainties in predicting future results and conditions. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2013, and in the preliminary prospectus supplement related to the proposed offering.

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772